                                                        EXHIBIT 4.18


NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 3.1 OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF MARCH 31, 1999, BETWEEN ILLINOIS SUPERCONDUCTOR CORPORATION (THE "COMPANY") AND THE PURCHASERS LISTED THEREIN, INCLUDING THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.


                           6% SENIOR CONVERTIBLE NOTE
                           --------------------------

Mt. Prospect, Illinois                                              Note No.:___
March 31, 1999                                Original Principal Amount: $______

         FOR VALUE RECEIVED, ILLINOIS SUPERCONDUCTOR CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to the order of [NAME OF HOLDER] or its registered assigns ("Holder") the Principal Amount (as defined in Section 3(a)(i) below), together with all accrued but unpaid cash interest thereon, if any, on May 15, 2002 (the "Maturity Date") to the extent such Principal Amount and cash interest has not been converted into the Company's Common Stock, $.001 par value per share (the "Common Stock"), in accordance with the terms hereof, and to pay interest on the unpaid principal balance hereof at the rate of 6% per annum from March 31, 1999 (the "Issuance Date") until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion or redemption in accordance with the terms hereof. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 3(a)(ii) hereof. Notwithstanding anything contained herein, this Note shall bear interest from and after the occurrence and during the continuance of a default pursuant to Section 5(a), at the rate equal to the lower of fifteen percent (15%) per annum or the highest rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.

         All payments of principal and interest on this Note (to the extent such principal and/or interest is not converted into Common Stock or interest is not paid in-kind in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by Company check. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement, dated March 31, 1999, pursuant to which this Note was originally issued (the "Purchase Agreement"). This Note and the other senior convertible notes issued or amended by the Company on the Issuance Date pursuant to the Purchase Agreement are collectively referred to in this Note as the "Notes."

         The following terms and conditions shall apply to this Note:

                  Section 1. Voting Rights. The rights of holders of Notes to elect or designate directors to the Company's Board of Directors is limited to the provisions of Section 1 of the Amendment to Note Purchase Agreement, dated as of the date hereof, by and among the Company, the Holder and the other holders of Notes (the "Amendment to Note Agreement"). So long as any principal amount of Notes is outstanding, the Company shall not, without the affirmative vote of the holders of at least 75% of the principal amount of the Notes then outstanding, authorize or create any class of debt securities or capital stock ranking as to dividends, interest or distribution of assets upon a Liquidation payment at maturity, if applicable, (as defined in Section 2 hereof) senior to, prior to or pari passu with the Notes.

                  Section 2. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Notes shall be entitled to receive in cash out of the assets of the Company, whether such assets are capital or surplus, an amount equal to the outstanding principal thereon plus all accrued but unpaid interest thereon before any distribution or payment shall be made to the holders of any Junior Securities (as defined in Section 6 hereof), and if the assets of the Company shall be insufficient to pay in full the amounts due to the holders of the Notes and holders of other classes or series of debt securities of the Company that rank pari passu with the Notes as to distributions of assets, then the entire assets to be distributed to the holders of Notes and the holders of such debt securities ranking pari passu shall be distributed among the holders of Notes and the holders of such debt securities ranking pari passu ratably in accordance with the respective amounts that would be payable on the Notes and such debt securities if all amounts payable thereon were paid in full. A sale, conveyance or disposition (either singly or in the aggregate) of all or substantially all of the assets of the Company or the effectuation by the Company or a third party of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 3 hereof. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Notes.

                  Section 3. Conversion. The Holder shall have the right, at the Holder's option, to convert this Note into shares of Common Stock on the following terms and conditions:

                  (a)(i) Any part of the Principal Amount (as defined below) of this Note shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 3(i) below) at the Conversion Ratio at the option of the Holder in whole or in part at any time following the Issuance Date up to and including the day that all of the Principal Amount and cash interest accrued but unpaid thereon, if any, are paid in full.

Each conversion by the Holder shall be for at least $10,000 in Principal Amount, or such lesser Principal Amount as shall remain unpaid and outstanding at the time of conversion. The Holder shall effect conversions by surrendering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"), which may be transmitted by facsimile, and this Note. Each Conversion Notice shall specify the outstanding Principal Amount of this Note to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is received by the Company hereunder (the "Conversion Date"); provided, however, that if this Note is not received by the Company (other than by facsimile) within two (2) Trading Days of the date specified in the Conversion Notice as the date on which such conversion is to be effected, then the Conversion Date shall be the date on which this Note is received by the Company (other than by facsimile). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 3(h) hereof; provided, however, that if this Note is not received (other than by facsimile) by the Company within two (2) Trading Days of such date, then the Conversion Date shall be the date on which this Note is received by the Company (other than by facsimile). Subject to Section 3(b) hereof and Section 3(i) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the outstanding Principal Amount tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to the Holder (in the manner and within the time set forth in Section 3(b) hereof) a Note for such Principal Amount as has not been converted. As used herein, "Principal Amount" shall refer to the sum of
(i) the original principal amount of $__________; (ii) all accrued but unpaid in-kind interest payments added thereto as provided in paragraph 3(a)(ii) below; and (iii) any payments which Holder has elected to add to the Principal Amount following the occurrence of an "Event," pursuant to paragraph 3(c)(i) below.

                  (ii) Interest. Interest on this Note shall be payable in-kind, unless the Company shall, on thirty (30) days' irrevocable prior written notice, have informed the holders of the Notes of its election to pay cash interest. If paid in-kind, then interest on this Note shall accrue on, and be automatically added to the Principal Amount on a daily basis and shall compound quarterly on each March 31, June 30, September 30 and December 31. Following notice of payment of cash interest by the Company, all payments of interest on this Note shall be made in cash, until such time as the Company provides thirty (30) days' irrevocable prior written notice to the Holder of its election to pay interest on this Note in-kind. If the Company elects to pay accrued interest in cash, interest shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 and shall compound quarterly. Notwithstanding the foregoing, accrued but unpaid cash interest on any portion of the Principal Amount which is converted into Common Stock hereunder shall be converted at the same time as such Principal Amount. Accrued but unpaid cash interest on any portion of the Principal Amount which is redeemed or repurchased hereunder shall be paid in cash concurrently with such redemption or repurchase.

                  Notwithstanding anything to the contrary contained herein, the Company may not pay interest in-kind (and must deliver cash in respect thereof) on the Notes if:


                           (i) the number of shares of Common Stock at the time
authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue such interest upon conversion of all Notes;

                           (ii) such shares are not registered for resale
pursuant to an effective registration statement and covered by a current related prospectus, the use of which has not been suspended (except during periods, permitted by the Registration Rights Agreement (as defined in Section 6 below), that such registration statement is not required to be effective or such prospectus is not required to be available pursuant to the Registration Rights Agreement), that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent, in the form and substance reasonably acceptable to the holder;

                           (iii) such shares are not listed on the Nasdaq
National Market, The Nasdaq SmallCap Market, the New York Stock Exchange, the American Stock Exchange or any other exchange or quotation system on which the Common Stock is then listed for trading; or

                           (iv) the Company shall have failed to pay any cash
interest payments when due (unless waived by holders of 75% in outstanding principal amount of the Notes).

                  (b) Not later than three (3) Trading Days after the Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note, and (ii) a Note representing the remaining Principal Amount of this Note not converted, if any, provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of this Note until this Note is either delivered for conversion (other than by facsimile) to the Company, or the Holder notifies the Company that such Note has been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 3(b) electronically through The Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice, such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued interest hereunder, are not delivered to or as directed by the Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 3(b), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued interest hereunder, prior to the fifth Trading Day after the Conversion Date, the Company shall pay to the Holder, in cash, an amount equal to the actual damages which the Holder can prove it has suffered as a direct result of the Company's failure to deliver to the Holder such certificate or certificates prior to the fifth Trading Day after the Conversion Date. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 20th day after the Conversion Date, the Company shall (i) deliver notice of such failure to all holders of the Notes and (ii) at the option of any holder of the Notes, and upon such holder's written notice to the Company, redeem all or a portion of the outstanding Principal Amount of the Notes held by such holder, as requested by such holder. The aggregate redemption price shall be equal to the greater of (i) the outstanding Principal Amount being redeemed plus accrued and unpaid cash interest thereon, if any, and (ii) the product of (x) the average of the Per Share Market Value for the five (5) Trading Days preceding the Conversion Date and (y) the Conversion Ratio. If a holder has requested that the Company redeem such holder's Notes pursuant to this Section 3(b) and the Company fails for any reason to pay the redemption price above within seven (7) days after such notice is deemed delivered pursuant to Section 3(b), the

Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full; provided, however, if any portion of the redemption price under this Section 3(b) shall not be paid by the Company within seven (7) days of such notice of redemption being delivered, the applicable holder by written notice given to the Company within 30 days of such 7th day, may elect to invalidate ab initio such redemption and the Company shall, within three (3) Trading Days of receipt of such notice, return to such holder that portion of this Note for which the redemption price has not been paid.

                  (c) (i) The conversion price ("Conversion Price") applicable to conversions of the Principal Amount of this Note into Common Stock hereunder shall be $1.125, subject to adjustment as provided herein. Notwithstanding the foregoing, if (a) the registration statement contemplated by the Registration Rights Agreement, which among other things, requires the Company to register the resale of the shares of Common Stock issuable upon conversion of the Notes, including a registration statement covering additional shares of Common Stock issuable upon conversion of the Notes but not included in a prior registration statement (the "Underlying Shares Registration Statement") is not filed on or prior to the 30th day after the Issuance Date in the case of the initial Underlying Shares Registration Statement, and with respect to any other Underlying Shares Registration Statement, the 30th day following the date additional shares of Common Stock became issuable upon conversion of the Notes, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed" or is advised that such Registration Statement is not subject to further review or comment, or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Issuance Date, in the case of the initial Underlying Shares Registration Statement, and with respect to the other Underlying Shares Registration Statements, the 60th day following the date additional shares of Common Stock became issuable upon conversion of the Notes, or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within ten (10) Business Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for any reason for more than three (3) consecutive Trading Days or five (5) Trading Days in the aggregate or if the Common Stock shall be delisted from the Nasdaq National Market (unless such delisting shall be due to failure comply with the maintenance criteria set forth in NASD Rule 4450 (or any successor rule) with respect to: (i) minimum bid price or (ii) net tangible assets, or unless the Common Stock is listed for trading on The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange within three (3) Trading Days), or (f) if the conversion rights of the Holder are suspended for any reason, or (g) the Company postpones or suspends the filing or effectiveness of any Registration Statement in excess of 20 consecutive days or 60 days in the aggregate during any twelve month period, or
(h) a holder of Registrable Securities must discontinue disposition of its Registrable Securities pursuant to the fourth paragraph of Section 3(o) of the Registration Rights Agreement, or (i) if during the Effectiveness Period (as defined in the Registration Rights Agreement), the Registrable Securities shall not be exempt from qualification under the state securities laws of all 50 states and the District of Columbia and (1) the Company shall not have, within 14 days of such occurrence, applied to have the Registrable Securities qualified under all such laws; or (2) within 45 days of such occurrence, such Registrable Securities shall not be so qualified (any such occurrence in clauses (a) through (i) above being referred to as an "Event," and for purposes of clauses (a), (c),
(f) and (h) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clause (d) the date which such 10 Business Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, or for purposes of clause (g) the date on which such 20 consecutive day or 60 aggregate day period is exceeded, or for purposes of clause (i) the date on which such14 or 45 day period is exceeded being referred to as an "Event Date"), the Conversion Price for all of the Notes shall be decreased by 2.5% for each monthly anniversary of an Event Date until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured (e.g. if an Event has not been cured on the first month anniversary of its Event Date, the Conversion Price for all of the Notes shall be reduced to $1.096875; if the Event has not been cured on the second month anniversary of its Event Date, the Conversion Price for all of the Notes in effect on a Conversion Date shall be further reduced to $1.0694532). Commencing the second month anniversary after the Event Date, at the option of any holder of the Notes, to be exercised by written notice, for each applicable monthly period either (a) the Company shall pay to such holder 2.5% of the outstanding Principal Amount of such holder's Notes, which amount such holder may elect by written notice to the Company delivered at least 5 Trading Days prior to the date such amount is payable to have added to the Principal Amount or (b) the Conversion Price for such Notes shall be decreased by 2.5% for each such additional month (to be effective in full on the monthly anniversary of an applicable Event Date) as liquidated damages, and not as a penalty, on the first day of each monthly anniversary of the Event Date, in either case until such time as the applicable Event is cured. Any decreased Conversion Price in effect pursuant to this Section 3(c)(i) shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. If an Event is not cured by the third month anniversary of an Event Date (or the second week anniversary of an Event Date for the purpose of clause (f)), then each holder of Notes shall have the option by written notice to require the Company to redeem such holder's Notes, in whole or in part, at an aggregate redemption price equal to the greater of (i) the Principal Amount (plus accrued and unpaid cash interest thereon, if any) and (ii) the product of (x) the average of the Per Share Market Value for the five (5) Trading Days immediately preceding such holder's redemption notice and (y) the Conversion Ratio. If the Holder has requested that the Company redeem this Note pursuant to this Section 3.1(c)(i) and the Company fails for any reason to pay the redemption price within seven
(7) days after the notice of redemption is deemed delivered pursuant to Section 3(h), the Company will pay interest on such redemption price in cash at a rate of 15% per annum to the applicable holder, accruing from the date the notice of redemption is deemed delivered until the redemption price plus any accrued interest thereon is paid in full; provided, however, if any portion of the redemption price under this Section 3.1(c)(i) shall not be paid by the Company within seven (7) days of such notice of redemption being delivered, such holder by written notice given to the Company within 30 days of such 7th day, may elect to invalidate ab initio such redemption and the Company shall, within three (3) Trading Days of receipt of such notice, return to such holder the portion of this Note for which the redemption price has not been paid. The provisions of this Section 3(c)(i) are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

                           (ii)     If the Company,  at any time while any
Principal Amount of this Note is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                           (iii) If the Company, at any time while any Principal
Amount of this Note is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 3(c)(ii) above), then in each such case the Conversion Price shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Company's Board of Directors in good faith; provided, however, that if the holders of a majority of the outstanding principal of the Notes dispute such amount, such holders may select a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") paid for by the holders of the outstanding principal of the Notes then outstanding, in which case the fair market value shall be equal to the average of the determinations by the Company's Board of Directors and such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of the Notes of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                           (iv)     All calculations  under this Section 3 shall
be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                           (v) Whenever the Conversion Price is adjusted
pursuant to Section 3(c)(ii) or (iii) above, the Company shall promptly mail to each holder of the Notes, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                           (vi) In case of (i) an acquisition after the date
hereof by an individual, legal entity or "group" within the meaning of Section 13(d) under the Exchange Act of voting securities of the Company pursuant to which, after giving effect to such acquisition, such individual, legal entity or group will beneficially own in excess of 50% of the issued and outstanding voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale, transfer or disposition of all or substantially all of the assets of the Company in one or a series of transactions or (iv) the execution by the Company of an agreement to which the Company is a party or which it is bound providing for an event set forth in (i), (ii) or (iii) above, pursuant to which the Common Stock is converted into other securities, cash or property (each, a "Business Combination"), the Holder shall have the right thereafter to, at its option, (A) convert this Note, in whole or in part, only into the shares of stock and other securities, cash and/or property receivable upon or deemed to be held by holders of Common Stock following such Business Combination, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which this Note could have been converted immediately prior to such Business Combination would have been entitled, subject to such further applicable adjustments set forth in this
Section 3 or (B)
require the Company to redeem this Note, in whole or in part, at a redemption price equal to the greater of (i) the outstanding Principal Amount being redeemed plus any accrued and unpaid cash interest thereon and (ii) the product of (x) the average of the Per Share Market Value for the five (5) Trading Days immediately preceding the Purchaser's election to have its Notes redeemed and
(y) the Conversion Ratio. If any portion of the applicable redemption price under this Section 3.1(c)(vi) shall not be paid by the Company within seven (7) days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven (7) days after the date due, the Holder of this Note being subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 3 of the portion of this Note for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Notes") or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Notes subject to the Holder's conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of the Holder's notice of such election, return to the Holder all of the Unpaid Redemption Notes. The terms of any such Business Combination shall include such terms so as to continue to give to the Holders the right to receive the amount of securities, cash and/or property upon any conversion or redemption following such Business Combination to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled in such Business Combination. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                           (vii) If:

                                    A.       the Company shall declare a
                                             dividend (or any other
                                             distribution) on its Common Stock;
                                             or

                                    B.       the Company shall declare a special
                                             nonrecurring cash dividend on or a
                                             redemption of its Common Stock; or

                                    C.       the Company shall authorize the
                                             granting to all holders of the
                                             Common Stock rights or warrants to
                                             subscribe for or purchase any
                                             shares of capital stock of any
                                             class or of any rights; or

                                    D.       the approval of any stockholders of
                                             the Company shall be required in
                                             connection with any
                                             reclassification of the Common
                                             Stock of the Company, any
                                             consolidation or merger to which
                                             the Company is a party, any sale or
                                             transfer of all or substantially
                                             all of the assets of the Company,
                                             of any compulsory share of exchange
                                             whereby the Common Stock is
                                             converted into other securities,
                                             cash or property; or

                                    E.       the Company shall authorize the
                                             voluntary or involuntary
                                             dissolution, liquidation or winding
                                             up of the affairs of the Company.

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.


                  (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Notes, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 3(c) above) upon the conversion of this Note hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and freely tradeable.

                  (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (f) The issuance of certificates for shares of Common Stock on conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (g) After all of the Principal Amount and accrued but unpaid cash interest at any time owed on this Note have been paid in full or converted into Common Stock, this Note shall automatically be deemed be canceled.

                  (h) Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service to the attention of the General Counsel of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered
(i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Central Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Central Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.

                  (i) Notwithstanding anything to the contrary herein, the Holder may not use its ability to convert this Note if such conversion would result in the total number of shares of Common Stock deemed beneficially owned by the Holder (other than by virtue of the ownership of this Note or ownership of other securities that have limitations on a holder's right to convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the Holder's Affiliates (as defined in the Purchase Agreement) that would be aggregated for purposes of determining a group under Section 13(d) of the Exchange Act, exceeding 9.9% of the total issued and outstanding shares of the Company's Common Stock (the "Restricted Ownership Percentage"); provided that (w) the Holder shall have the right, at any time and from time to time, to reduce the Restricted Ownership Percentage applicable to it immediately upon written notice to the Company, (x) the Holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 3(i) immediately upon written notice to the Company in the event of an occurrence or notice of an intended or pending Change of Control (as defined in the Purchase Agreement)(a "Change of Control Notice") or the delivery by the Company of a notice of a redemption of the Notes or the Company's 2% Senior Convertible Notes (the "2% Notes") by the Company (a "Redemption Notice") and, (y) the Holder can make subsequent adjustments pursuant to (w) or (x) any number of times (which adjustment shall be effective immediately). The delivery of a Conversion Notice by the Holder shall be deemed a representation by the Holder that it is in compliance with this Section 3(i).

                  Section 4. Redemption. (a) The Company shall have the right, exercisable at any time upon thirty (30) days' notice to the holders of the Notes given at any time on or after May 15, 2000 to redeem all or any portion of the Notes which have not previously been converted or redeemed, at a redemption price equal to the outstanding Principal Amount (plus accrued and unpaid cash interest thereon), provided the Per Share Market Value for the Common Stock has been at least $3.375 per share for each of the twenty (20) consecutive Trading Days preceding the date on which the Company delivers a redemption notice pursuant to this Section 4(a). The entire redemption price plus all interest accrued thereon (as set forth below) shall be paid in cash. Holders of the Notes may convert the Notes, including those subject to a redemption notice given under this Section 4(a), during the period from the date of such redemption notice through the date on which the redemption price for such Notes is paid by the Company and the Company shall honor all properly tendered Conversion Notices during such period. Any redemption notice under this Section 4(a) shall indicate the Principal Amount of Notes to be redeemed and the date (subject to the terms hereof) on which such redemption is to occur. The holders of the Notes to be redeemed shall tender by overnight mail, the Notes subject to such redemption on the date prior to the redemption date. If the Company intends to redeem less than all of the then outstanding Notes, it shall do so on a pro rata basis among such holders in accordance with this Section 4(a). If any portion of the applicable redemption price under this Section shall not be paid by the Company within seven (7) days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven (7) days after the date due, the holder of this Note subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion of the Unpaid Redemption Notes in accordance with the formula and the time frame therefor set forth in
Section 3 or (ii) invalidate ab initio
such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Notes subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of the Holder's notice of such election, return to the Holder all of the Unpaid Redemption Notes. Failure by the Company to redeem this Note on a timely basis after notifying the holders of its intent to redeem the Notes pursuant to this
Section 4(a) shall result in the Company being prohibited from exercising such right pursuant to this Section 4(a) again.

                  (b) Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to redeem the Notes pursuant to Section 4(a) if at the time of such redemption and for the 30 days preceding the Company's notice of such redemption and at all times between the date of such notice and the redemption (i) an Underlying Shares Registration Statement is not effective, (ii) the Common Stock is not listed on the Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange or trading on such market or exchange is suspended (other than for a period of not more than one Trading Day to allow for dissemination of material information regarding the Company) or (iii) the use of a Prospectus (as defined in the Registration Rights Agreement) is suspended.

                  Section 5.        Defaults and Remedies.

                  (a) Events of Default. An "Event of Default" is: (i) default in payment of the Principal Amount or accrued but unpaid cash interest thereon of any of the Notes on or after the date such payment is due (to the extent such principal and/or amount has not been converted into Common Stock in accordance with the terms hereof or thereof, as applicable); (ii) any principal payment under the 2% Notes shall have been accelerated, (iii) failure by the Company for ten (10) days after notice to it to comply with any other material provision of any of the Notes, the Purchase Agreement, the Amendment to Note Agreement, the Registration Rights Agreement (other than an Event) or the common stock purchase warrants of the Company issued to the Holder pursuant to the Purchase Agreement;
(iv) a material breach by the Company of its representations or warranties in the Purchase Agreement or Registration Rights Agreement; (v) any event identified as an "Event of Default" shall have occurred pursuant to Section 3.22 of the Purchase Agreement; (vi) any default under or acceleration prior to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or for money borrowed the repayment of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter, provided that the Company's obligation with respect to any such borrowed or accelerated amount exceeds, in the aggregate, $500,000;
(vii) if the Company pursuant to or within the meaning of any Bankruptcy Law;
(A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for ninety (90) days. The Term "Bankruptcy Law" means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                  (b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal Amount of this Note and all other Notes held by the Holder, including any interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vii) and (viii) of Section 5(a), this Note shall become due and payable without further action or notice. In the event of such acceleration, the amount due and owing to the Holder shall be the greater of (1) the outstanding Principal Amount of the Notes held by the Holder (plus all accrued and unpaid cash interest, if any) and (2) the product of (A) the product of the average of Per Share Market Value for the five (5) Trading days immediately preceding the Holder's redemption notice and (B) the Conversion Ratio. In either case the Company shall pay interest on such redemption price in cash at a rate of 15% per annum to the Holder if such redemption price is not paid within 7 days of receipt of the Holder's written notice. The remedies under this Note shall be cumulative.

                  Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Conversion Ratio" means, at any time, a fraction, of which the numerator is the Principal Amount of this Note (and any accrued but unpaid cash interest thereon, if any) to be converted in such conversion, and of which the denominator is the Conversion Price at such time.

                  "Junior Securities" means the Company's capital stock and all other equity securities and all debt securities of the Company which are junior in rights and liquidation preference to the Notes.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by The Nasdaq Stock Market, Inc. or by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith and paid for by the holders of a majority in Principal Amount of the Notes; provided, however, that the Company, after receipt of the determination by such appraiser, shall have the right to select an additional Appraiser (which may be the firm of independent accountants that regularly reviews the Company's financial statements), in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                  "Person" means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of March 31, 1999, between the Company and the original holders of the Notes.

                  "Trading Day" means a day on which the Common Stock is traded on The Nasdaq National Market or other stock exchange or market on which the Common Stock has been listed.

                  "Underlying Shares" means the number of shares of Common Stock into which the Notes are convertible in accordance with the terms hereof and the Purchase Agreement.

                  Section 7.        General

                  (a) Payment of Expenses. The Company agrees to pay all reasonable debts and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

                  (b) Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

                  (c) Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and Holder.

                  (d) Assignment, Etc. The Holder may assign or transfer this Note to any transferee; provided, however, that if such transferee is not already a holder of the Notes or the 2% Notes or an Affiliate of any holder of the Notes or the 2% Notes then such transferee shall not have the ability to participate in the nomination of directors pursuant to Section 1 of the Amendment to Note Agreement. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

                  (e) No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

                  (f)      Governing Law; Jurisdiction.

                           (i) THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

                           (ii) The Company irrevocable submits to the exclusive
jurisdiction of any State
or Federal Court sitting in the State of New York over any suit, action, or proceeding arising out of or relating to this agreement. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete five days after the same has been posed as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

                           (iii) The Company hereto knowingly and voluntarily
waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.

                  (g) Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.

                  IN WITNESS WHEREOF, the Company has caused this Note to be signed by Edward W. Laves, its President and Chief Executive Officer, on the day and in the year first above written.


                                   ILLINOIS SUPERCONDUCTOR CORPORATION


                                   By: /S/    Edward W. Laves
                                      -----------------------------------------
                                      Name:   Edward W. Laves
                                      Title:  President and Chief Executive
                                              Officer

                                    EXHIBIT A
                                    ---------

                          FORM OF NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert a Note)

The undersigned hereby elects to convert the aggregate Principal Amount (as defined in the Note), together with any accrued but unpaid cash interest thereon indicated below of Note No. ___, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of Illinois Superconductor Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned hereby represents that the number of shares of Common Stock issuable pursuant to this Notice of Conversion does not violate or breach the restrictions on conversions contained in Section 3(i) of the Note.

Conversion calculations:
                            ---------------------------------------------------
                            Date to Effect Conversion

                            Note No.:

                            ---------------------------------------------------
                            Aggregate Principal Amount of Note Being Converted

                            ---------------------------------------------------
                            Number of shares of Common Stock to be Issued

                            ---------------------------------------------------
                            Applicable Conversion Price

                            ---------------------------------------------------
                            Signature

                            ---------------------------------------------------
                            Name

                            ---------------------------------------------------
                            Address

                                    EXHIBIT A
                                    ---------

                          FORM OF NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert a Note)

The undersigned hereby elects to convert the aggregate Principal Amount (as defined in the Note), together with any accrued but unpaid cash interest thereon indicated below of Note No. ___, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of Illinois Superconductor Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned hereby represents that the number of shares of Common Stock issuable pursuant to this Notice of Conversion does not violate or breach the restrictions on conversions contained in Section 3(i) of the Note.


Conversion calculations:
                            ---------------------------------------------------
                            Date to Effect Conversion

                            Note No.:

                            ---------------------------------------------------
                            Aggregate Principal Amount of Note Being Converted

                            ---------------------------------------------------
                            Number of shares of Common Stock to be Issued

                            ---------------------------------------------------
                            Applicable Conversion Price

                            ---------------------------------------------------
                            Signature

                            ---------------------------------------------------
                            Name

                            ---------------------------------------------------
                            Address